Exhibit 99.1

LightPath Technologies Projects Fourth Quarter

and Full Year Sales Results

For Immediate Release

(July 12, 2006) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer and integrator of precision molded aspheric optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, reported today that preliminary unaudited results for its fiscal year ended June 30, 2006, include estimated sales of $12.3 million compared with $11.8 million in the prior year, an increase of approximately 4.5%. Unaudited results for the fourth quarter of fiscal 2006 include estimated sales of approximately $3.5 million compared with $2.4 million in the fourth quarter of the prior year, an increase of approximately 45%. The Company’s cash and cash equivalents at June 30, 2006 were approximately $3.6 million. In the fourth quarter of fiscal 2006 overall use of cash was less than $110,000.

Our sales backlog increased by 23% during the fourth quarter of fiscal 2006, as compared to the third quarter of fiscal 2006, on the strength of demand in the industrial, medical, defense markets and the communications market. As reported in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, we had a “Disclosure Backlog” (as defined therein) of $3.5 million. At June 30, 2006, our Disclosure Backlog was $4.3 million. In comparison, our Disclosure Backlog at June 30, 2005 was $2.6 million.

Ken Brizel, President and Chief Executive Officer of LightPath, commented, “Our backlog has increased dramatically year over year from increases in industrial, defense and communications applications. While we have managed and improved our cash usage, more work needs to be done to produce cost reductions in manufacturing and improve gross margins. We anticipate additional investments in sales and new product development to sustain a higher rate of sales growth than the 4.5% achieved in fiscal 2006. The additional resources resulting from the recent $3.5 million private placement of common stock puts us in a strong cash position to pursue our growth objectives and manufacturing expansion.”

Webcast Details:

LightPath plans to hold an audio webcast at 2:00 p.m. EDT on Wednesday, August 30, 2006 to discuss details regarding the company’s performance for the fourth quarter and full fiscal 2006 year. The session may be accessed at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our web site shortly after the call is concluded.

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM(R) glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, optical assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol “LPTH.” Investors are encouraged to go to LightPath’s website for additional financial information.

Contacts:	Ken Brizel, President & CEO
Dorothy Cipolla, CFO
LightPath Technologies, Inc.
Telephone: (407) 382-4003
Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.